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                                                                      EXHIBIT 2

                            ASSET PURCHASE AGREEMENT



         ASSET PURCHASE AGREEMENT, dated as of January 9, 1998 (the "Agreement"), by and among CONAGRA, INC., a Delaware corporation ("ConAgra") and ORIGINAL ITALIAN PASTA PRODUCTS CO., INC., a Massachusetts corporation (the "Company").

         WHEREAS, ConAgra desires to purchase all of the Company's assets, and the Board of Directors of the Company has approved and deems it advisable for the Company to sell all of its assets to ConAgra upon the terms and subject to the conditions of this Agreement; and

         WHEREAS, as a condition and an inducement to ConAgra entering into this Agreement, concurrently with the execution and delivery of this Agreement, ConAgra is entering into Stock Voting Agreements with certain stockholders of the Company, who have an aggregate of approximately 50% of the voting power of the outstanding shares of the Company's outstanding common stock, in the form of Exhibit A hereto (the "Stock Voting Agreements"); and

         WHEREAS, the Board of Directors of the Company has approved the transactions contemplated by this Agreement and has resolved, subject to the terms of this Agreement, to recommend the approval of the transactions contemplated by its stockholders; and

         WHEREAS, this Agreement shall be submitted to the stockholders of the Company for their approval.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                 SALE OF ASSETS


         Section 1.1 SALE OF PROPERTIES AND ASSETS. Upon the terms and subject to the conditions contained in this Agreement, at Closing (as hereinafter defined), the Company shall sell, convey, assign, transfer and deliver to ConAgra, free and clear of all liens, claims and encumbrances (other than Permitted Liens, as defined in Section 5.19), all properties and assets of the Company, whether tangible or intangible, including, without limitation, the assets described below (collectively the "Assets"):



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         Section 1.2 SALES, GENERAL AND ADMINISTRATIVE PROPERTY. All customer and supplier lists, books and records, computer programs and systems and other sales, general and administrative property owned by the Company.

         Section 1.3 TRADE ACCOUNTS RECEIVABLE. All of the Company's cash, cash equivalents and accounts receivable.

         Section 1.4 INVENTORIES. All of the Company's inventories, including raw materials, work-in-process and finished products.

         Section 1.5 FIXED ASSETS. All property, machinery, equipment, vehicles and other fixed assets owned by the Company.

         Section 1.6 INTELLECTUAL PROPERTY. All right, title and interest of the Company in and to the trademarks, trade names, service marks, service names, patents, brand names, brand marks, copyrights, labels, recipes, formulas, know-how, intellectual property, or registrations or licenses thereof or applications therefor which the Company owns or utilizes.

         Section 1.7 LEASES AND CONTRACTS. All of the Company's right, title and interest in and to the leases, contracts, purchase and sales contracts, and other agreements described on Exhibit 1.7, true and correct copies of which have been delivered to ConAgra by the Company. If any such lease, contract or other agreement shall require the consent of any party thereto other than the Company, this Agreement shall not constitute an agreement to assign the same without such consent, and such lease, contract or other agreement shall not be assigned to or assumed by ConAgra if an actual or attempted assignment thereof would constitute a breach or default thereunder. The Company shall use its best efforts to obtain such consents, to the extent required, of such other parties to such leases, agreement and other contracts. If any such consent cannot be obtained, the Company and ConAgra will cooperate in any reasonable arrangement designed to obtain ConAgra all benefits and privileges of the applicable lease, contract or other agreement while protecting the Company from continuing liabilities or obligations thereunder.

         Section 1.8 PREPAIDS. All prepaid rent, utility deposits and other prepaid items.

         Section 1.9 SUPPLIES AND SIMILAR ITEMS. All operating supplies, fuel, packaging supplies, maintenance, warehouse and office supplies, spare parts, tools, maintenance equipment and all similar property owned by the Company.

                                   ARTICLE II

                                  CONSIDERATION


         Section 2.1 CONSIDERATION PAYABLE TO SELLER BY BUYER. Subject to the terms and conditions of this Agreement, and in consideration of the sale, conveyance, assignment,


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transfer and delivery by the Company of the Assets pursuant to Section 1 hereof,
ConAgra agrees as follows:

         Section 2.2 ASSUMPTION OF LIABILITIES. From and after the Closing Date, ConAgra shall assume and agree to pay, perform and discharge (i) the Company's accounts payable and accrued expenses existing as of the Closing Date, (ii) the Company's long-term debt and capital lease obligations (including current maturities thereof) existing as of the Closing Date, and (iii) all of the obligations of the Company which thereafter accrue with respect to the leases and other contracts described in Section 1.7 hereof. ConAgra shall not assume and shall not be deemed to have assumed any other liability or obligation of the Company not described above, including, but not limited to:

                  (a) Any liability or obligation of the Company for any taxes (including interest and penalties thereon) imposed on or measured by the Company's income for any period or periods ending before or after the Closing Date, including federal, state and local income taxes, or any liability or obligation of the Company for any withholding taxes, Social Security taxes, unemployment taxes, excise taxes, capital stock taxes, sales taxes, use taxes, gross receipt taxes or other federal, state or local taxes of any nature (including all penalties) with respect to any time period;

                  (b) Any liability or obligation for any sales, use or gross receipts taxes payable with respect to, or resulting from, the transactions contemplated herein;

                  (c) Any liability or obligation of the Company arising out of or resulting from any breach by Seller of any lease, contract or other agreement to which the Company is a party, whether or not such agreements are assumed by ConAgra hereunder;

                  (d) Any liability or obligation of the Company arising out of or resulting from any violation of any federal, state or local laws or regulations including, without limitation, environmental laws and regulations, or from the sale by the Company of any product;

                  (e) Any liability or obligation of the Company not expressly assumed by ConAgra hereunder.

         Section 2.3 PURCHASE PRICE FOR THE ASSETS. The purchase price for the Assets described in Section 1 (the "Purchase Price") shall be an amount equal to Three Million One Hundred Ninety-Eight Thousand Forty-Eight Dollars ($3,198,048) less the amount by which the total long-term debt (excluding, however, capital lease obligations) of the Company (including current maturities thereof) as of the Closing Date exceeds Seven Hundred Seventy-Four Thousand Dollars ($774,000).

         Section 2.4 PAYMENT OF PURCHASE PRICE. Two Million Nine Hundred Thousand Dollars ($2,900,000) of the Purchase Price shall be paid by Buyer to Seller in immediately available funds on the Closing Date. The balance of the Purchase Price, if any, shall be paid as soon as practicable following the Closing Date (and, in any event, within fifteen (15)



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business days thereafter) following ConAgra's determination of the adjustment required pursuant to Section 2.3 above.

         Section 2.5 ALLOCATION OF PURCHASE PRICE. The parties hereto agree that the Purchase Price shall be allocated to the Assets in accordance with Exhibit
2.5 hereto. The parties hereto acknowledge that such allocation represents the fair market value of the Assets and shall be binding upon the parties hereto for federal and state tax purposes. Each party covenants to report gain or loss or cost basis, as the case may be, in a manner consistent with Exhibit 2.5 for federal and state tax purposes. The parties shall exchange mutually acceptable and completed IRS Forms 8594 which they shall use to report the transaction contemplated under this Agreement to the Internal Revenue Service in accordance with such allocation.


                                   ARTICLE III

                                     CLOSING


         Section 3.1 CLOSING. Subject to the terms and conditions contained herein, the transfer of the Assets by the Company to ConAgra (the "Closing") will take place on February 5, 1998 (the "Closing Date") or at such other date as the parties mutually agree and at such location as the parties mutually agree.

         Section 3.2 CONAGRA'S OBLIGATIONS AT CLOSING. At Closing, Buyer shall:

                  (a) Payment. Pay to Seller, in immediately available funds, the amount required to be paid pursuant to Section 2.4.

                  (b) Instruments of Assumption. Deliver instruments under which Buyer assumes Seller's obligations described in Section 2.2.

                  (c) Employment Agreements. Execute and deliver the Employment Agreements (as defined in Section 4).

         Section 3.3 THE COMPANY'S OBLIGATIONS AT CLOSING. At Closing, the Company shall:

                  (a) Instruments of Conveyance. Execute and deliver such assignments, bills of sale, endorsements, notices, consents, assurances and such other instruments of conveyance and transfer as counsel for ConAgra shall reasonably request and as shall be effective to vest in ConAgra good and marketable title to all of the Assets. Simultaneously with such delivery, the Company shall take all such steps as may be necessary to put ConAgra in actual possession and control of the Assets. The Company further agrees that it will at any time, and from time to time after the Closing Date, upon the reasonable request of ConAgra and without additional consideration, do, execute, acknowledge and deliver, or



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will cause to be done, executed, acknowledge and delivered, all such further acts, bills of sale, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required in conformity with this Agreement for the better assigning, transferring, granting, conveying, assuring and confirming to ConAgra or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Assets or other properties sold, conveyed, assigned, transferred and delivered at the Closing to ConAgra as provided herein.

                  (b) Resolutions. Deliver a copy of the resolutions of the shareholders of the Company authorizing the transactions contemplated by this Agreement, certified by the Clerk or any Assistant Clerk of the Company.

                  (c) Legal Opinion. Deliver the legal opinion of Gadsby & Hannah LLP, counsel for the Company, in a form reasonably acceptable to ConAgra.

         Section 3.4 CHANGE OF CORPORATE NAME. Contemporaneously with the Closing, the Company shall cause to be filed with the Secretary of State of Massachusetts, an Amendment to its Articles of Organization which shall change its corporate name to some other name which bears no resemblance to its present name and does not use the name "Original Italian Pasta" alone or in conjunction with any other name or words.


                                   ARTICLE IV

                                EMPLOYEE MATTERS


         Section 4.1 EMPLOYEE MATTERS. At closing, ConAgra may offer employment to those employees of the Company selected by ConAgra on terms and conditions established by ConAgra. The Company shall cooperate with ConAgra in connection with such offers and the transition of such employees. In connection therewith, the Company shall cause, as of the Closing Date, all interests of employees in the Company's 401(k) plan to be one hundred percent (100%) vested and nonforfeitable. In addition, at Closing, (i) ConAgra shall, and the Company shall cause Paul Stevens to, execute that certain Employment Agreement attached hereto as Exhibit 4(i), and (ii) ConAgra shall, and the Company shall cause Mary Connelly-Isberg to, execute that certain Employment Agreement attached hereto as
Exhibit 4(ii) (such employment agreements herein collectively referred to as the "Employment Agreements").


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                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


         Except as set forth in the disclosure schedule (each section of which qualifies the correspondingly numbered representation and warranty only) of the Company attached hereto (the "Disclosure Schedule"), the Company represents and warrants to ConAgra as follows:

         Section 5.1 ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where failure to so qualify would not have a material adverse effect on the condition (financial or otherwise), results of operations, business, operations or assets of the Company ("Material Adverse Effect").

         Section 5.2 ARTICLES OF ORGANIZATION AND BY-LAWS. True, correct and complete copies of the Articles of Organization and By-laws, each as amended to date, of the Company have been provided to ConAgra. The Articles of Organization and By-laws of the Company are in full force and effect, and the Company is not in violation of, and the transactions contemplated herein will not violate, any provision of its Articles of Organization or By-laws.

         Section 5.3 CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of 6,000,000 shares of $.02 par value Common Stock (the "Company Common Stock"), and 1,000,000 shares $.01 par value Preferred Stock, none of the latter of which have been issued. As of the date hereof, (i) 1,899,885 shares of Company Common Stock were issued and outstanding. Since that date, the Company has not issued any shares of capital stock, or any security convertible into or exchangeable for shares of such capital stock, including any options, other than the issuance of shares of Company Common Stock upon the exercise of "Stock Options" and "Warrants" (as defined in Section 5.3(c) below). All of the issued and outstanding shares of Company Common Stock have been validly issued, and are fully paid and nonassessable, and are not subject to preemptive rights.

                  (b) Except as described in Section 5.3(a) and Section 5.3(c) hereof: (i) no shares of capital stock or other equity securities of the Company are authorized, issued or outstanding, or reserved for issuance, and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company is a party relating to the issued or unissued capital stock or other equity interests of the Company, requiring the Company to grant, issue or sell any shares of


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the capital stock or other equity interests of the Company by sale, lease, license or otherwise other than those options and warrants of the Company that are "out of the money" calculated by comparing the exercise price to that amount which will be distributed by the Company on a per share basis; (ii) the Company has no obligations, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of the Company other than the payment of $500.00 to each of the eight (8) holders of the stock options and the six (6) holders of the warrants, each referred to in the last sentence of Section 5.3(c) hereof and the payment to the holders of Stock Options (as defined below) which are "in-the-money" of that amount which is equal to the difference between their respective exercise prices and the liquidation amount paid to stockholders of the Company (in return for cancellation of such Stock Options); (iii) the Company does not, directly or indirectly, own, and has not agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests, of any corporation, partnership, joint venture or other entity; and (iv) there are no voting trusts, proxies or other agreements or understandings to or by which the Company is a party or is bound with respect to the voting of any shares of capital stock or other equity interests of the Company. ConAgra agrees that if any holder of Stock Options exercises the same, any payments shall not be Assets for purposes of this Agreement.

                  (c) Under the Company's incentive stock option plan (the "ISO Plan"), a total of 175,000 shares of Company Common Stock have been reserved for issuance. The Company has granted options under the ISO Plan to purchase 115,500 shares of Company Common Stock (the "ISO Options"). The Company has also granted non-statutory, non-qualified stock options to purchase a total of 473,567 shares of Company Common Stock (the "Non-Qualified Options"). The ISO Options and the Non-Qualified Options are herein collectively called the "Stock Options." The Company has also issued warrants to purchase 64,000 shares of Company Common Stock (the "Warrants").

         Section 5.4 SUBSIDIARIES AND INVESTMENTS. The Company has no subsidiaries (whether wholly or partially owned) and does not own, directly or indirectly, any capital stock or other equity, ownership, proprietary or voting interest in any entity.

         Section 5.5 CORPORATION AUTHORITY

                  (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval by the Company's stockholders, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for the approval by the Company's stockholders, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms. The preparation of the Proxy Statement (as hereinafter defined)



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to be filed with the SEC has been duly authorized by the Board of Directors of the Company.

                  (b) Prior to execution and delivery of this Agreement, the Board of Directors of the Company (by a unanimous written consent action of such Board of Directors) has (i) approved this Agreement, the Stock Voting Agreements and the transactions contemplated hereby or thereby, (ii) determined that the transactions contemplated hereby are fair to and in the best interests of the holders of Company Common Stock and (iii) determined to recommend this Agreement, and the transactions contemplated hereby to the Company's stockholders for approval and adoption at the stockholders meeting contemplated by Section 8.3(a) hereof. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Company Common Stock, voting together as a single class, is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the transactions contemplated hereby. The Company has taken all steps necessary to approve and irrevocably exempt the transactions contemplated by this Agreement and the Stock Voting Agreements from any applicable takeover statute of any jurisdiction and from any applicable charter, organizational document or other agreement, arrangement or understanding to which the Company is a party containing any change of control, "antitakeover" or similar provision.

         Section 5.6 COMPLIANCE WITH APPLICABLE LAW. (i) The Company holds, and is in compliance with, the terms of, all permits, licenses, exemptions, orders and approvals of all Governmental Entities (as hereinafter defined) necessary for the conduct of its businesses ("Company Permits"), except where such noncompliance would not have a Material Adverse Effect; (ii) with respect to the Company Permits, no action or proceeding is pending or, to the knowledge of the Company, threatened; (iii) the business of the Company is being conducted in material compliance with all applicable laws, ordinances, regulations, judgments, decrees or orders ("Applicable Law") of any federal, state or local court, administrative agency or commission or other governmental or regulatory authority or administrative agency or commission (a "Governmental Entity"); and
(iv) to the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company is pending or threatened.

         Section 5.7 NON-CONTRAVENTION. The execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license (any of the foregoing, a "Contract") binding upon the Company, or result in the creation of any Lien (as defined in Section 5.19) upon any of the properties or assets of the Company, (ii) conflict with or result in any violation of any provision of the Articles of Organization or By-Laws or other equivalent organizational document, in each case as amended, of the Company, or (iii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets.


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         Section 5.8 GOVERNMENT APPROVALS; REQUIRED CONSENTS. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the transactions contemplated hereby except in connection, or in compliance, with the provisions of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         Section 5.9 SEC DOCUMENTS AND OTHER REPORTS.

                  (a) The Company has filed all documents required to be filed prior to the date hereof by it with the Securities and Exchange Commission (the "SEC") since June 30, 1993 (the "Company SEC Documents"). As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents complied, and all documents required to be filed by the Company with the SEC after the date hereof and prior to the Closing Date (the "Subsequent Company SEC Documents") will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and none of the Company SEC Documents contained, and the Subsequent Company SEC Documents will not contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. The financial statements of the Company included in the Company SEC Documents (the "Financial Statements") fairly present, and those to be included in the Subsequent Company SEC Documents will fairly present, the financial position of the Company, as at the respective dates thereof and the results of its operations and its cash flows for the respective periods then ended all in accordance with generally accepted accounting principles consistently applied ("GAAP") (subject, in the case of the unaudited statements, to normal immaterial year-end audit adjustments). The Company has not used any improper accounting practice for the purpose of incorrectly reflecting or not reflecting in the Financial Statements or books and records of the Company any properties, assets, liabilities, revenues or expenses. The Financial Statements do not contain any material items of special or nonrecurring income or other income not earned in the ordinary course of business. Since June 30, 1993, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as may be required by GAAP.

         Section 5.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Company SEC Documents, since June 30, 1997, the Company has conducted its businesses and operations only in the ordinary and usual course consistent with past practice and, except as set forth in Section 5.10 of the Disclosure Schedule, there has not occurred (i) any event, condition or occurrence having or that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company (other than the continuation of operating losses being experienced by the Company) or the ability of the Company to consummate the transactions contemplated herein (a "Company Material




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Adverse Effect"); (ii) any material damage, destruction or loss (whether or not covered by insurance); (iii) any declaration, setting aside or payment of any dividend or distribution of any kind by the Company on any class of its capital stock; or (iv) any event during the period from June 30, 1997 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a breach of Section 7.1 hereof.

         Section 5.11 ACTION AND PROCEEDINGS. There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company, any of its properties, assets or business, or any of the Company's current or former directors or officers or any other person whom the Company has agreed to indemnify. Other than the appeal from a lower court finding in favor of the Company (Anthony Trio and Genevieve Trio v. Original Italian Pasta Products Co., Inc. and Paul Stevens, Commonwealth of Massachusetts Appeals Court
- Docket 96-P-1861), a dispute involving rent payments due to a former landlord arising from a tenancy at will arrangement and a claim for personal injury covered by insurance carried by the Company as described on Schedule 5.11 hereto, there are no actions, suits, claims or legal, administrative, regulatory or arbitration proceedings pending or, to the knowledge of the Company, threatened against the Company, any of its properties, assets or business, or, to the knowledge of the Company, any of the Company's current or former directors or officers or any other person whom the Company has agreed to indemnify.

         Section 5.12 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the Company SEC Documents and for liabilities or obligations which are accrued or reserved against on the balance sheet (or reflected in the notes thereto) included in the Company's Annual Report on Form 10-KSB for the year ended June 30, 1997 (the "Company 10-K"), the Company has no material liabilities or obligations (including, without limitation, Tax (as hereinafter defined) liabilities) (whether absolute, accrued, contingent or otherwise), other than liabilities or obligations incurred in the ordinary course of business since June 30, 1997.

         Section 5.13 CONTRACTS. All of the material contracts of the Company that are required to be described in the Company SEC Documents or to be filed as exhibits thereto have been described or filed as required. The Company is not a party to or bound by any other agreement, contract or commitment that, individually, or in the aggregate, is material.

         Section 5.14 TAXES. (i) The Company has filed all federal, state and local tax returns, declarations, statements, reports, schedules, bonus and information returns and any amendments to any of the preceding ("Tax Returns") required to have been filed on or prior to the date hereof, and such Tax Returns are true, correct and complete; (ii) all federal, state and local taxes, and other assessments of a similar nature (whether imposed directly or through withholding) including any interest, additions to tax or penalties applicable thereto ("Taxes") required to be paid by the Company have been timely paid;
(iii) the Company has complied with all rules and regulations relating to the withholding of Taxes; (iv) the Company has not waived any statute of limitations in respect of its Taxes or Tax Returns; (v) the Company has not received any notice of audit, assessment or proposed assessment in



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connection with any Tax Returns and there are no pending Tax examinations of or
Tax claims asserted against the Company.

         Section 5.15 INTELLECTUAL PROPERTY.

                  (a) Section 5.15 of the Disclosure Schedule contains a list of all of the Company's Intellectual Property (as defined below). All licenses included in the Company's Intellectual Property are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto and, to the Company's knowledge, there have not been and there currently are not any defaults thereunder by any party. The Company has not violated, infringed upon or unlawfully or wrongfully used the Intellectual Property of others and, none of the Company's Intellectual Property or any related rights or any customer lists, supplier lists or mailing lists, as used in the Company's business now or heretofore conducted by the Company, infringes upon or otherwise violates the rights of others, where such infringement or violation may result in a Material Adverse Effect, nor has any person asserted a claim of such infringement or misuse. The Company has taken all reasonable measures to enforce, maintain and protect its interests and, to the extent applicable, the rights of third parties, in and to the Company's Intellectual Property. The Company has all right, title and interest in the Intellectual Property. The consummation of the transactions contemplated by this Agreement will not alter or impair any Intellectual Property rights of the company or result in a default under any contract or license. The Company is not obligated nor has the Company incurred any liability to make any payments for royalties, fees or otherwise to any person in connection with any of the Company's Intellectual Property except as set forth in Section 5.15 of the Disclosure Schedule. All patents, trademarks, trade names, service marks, assumed names and copyrights and all registrations thereof included in or related to the Company's Intellectual Property are valid, subsisting and in full force and effect.

                  (b) No present or former officer, director, partner or employee of the Company owns or has any proprietary, financial or other interest, direct or indirect, in any of the Company's Intellectual Property. To the knowledge of the Company, no officer, director, partner or employee of the Company has entered into any contract that requires such officer, director, partner or employee to assign any interest to inventions or other Intellectual Property or keep confidential any trade secrets, proprietary data, customer list or other business information or which restricts or prohibits such officer, director, partner or employee from engaging in competitive activities with or the solicitation of customers from any competitor of the Company.

                  (c) For purposes hereof, "Intellectual Property" shall mean
(i) patents and pending patent applications together with any and all continuations, divisions, reissues, extensions and renewals thereof, (ii) trade secrets, know-how, inventions, formulae and processes, whether trade secrets or not, (iii) trade names, trademarks, service marks, logos, assumed names, brand names and all registrations and applications therefor together with the goodwill of the business symbolized thereby, (iv) copyrights and any registrations and applications therefor, (v) technology right and licenses, (vi) customer software and all other



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intellectual property owned by, registered in the name of, or used in the business of the Company or in which the Company or its business has any interest in.

         Section 5.16 INFORMATION IN DISCLOSURE DOCUMENTS AND REGISTRATION STATEMENT. None of the information supplied or to be supplied for inclusion in the proxy statement to be distributed in connection with the Company's meeting of stockholders to vote upon this Agreement (the "Proxy Statement") will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder.

         Section 5.17 BENEFIT PLANS.

                  (a) Section 5.17 of the Company Disclosure Schedule contains a list of every Employee Benefit Plan (as defined below) of the Company. No Employee Benefit Plan is or has been a multi-employer plan within the meaning of
Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                  (b) Copies of the Employee Benefit Plans listed in Section
5.17 of the Disclosure Schedule have been provided to ConAgra, including: (i) copies of all trust agreements or other funding arrangements for such Employee Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Employee Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns, actuarial valuations and reports and summary annual reports prepared for any Employee Benefit Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions and any material modifications thereto.

                  (c) All the Employee Benefit Plans and the related trusts subject to ERISA comply with and have been administered in compliance with, (i) the provisions of ERISA, (ii) all provisions of the Code relating to qualifications and tax exemptions under Code Sections 401(a) and 501(a) or otherwise applicable to secure intended tax consequences, (iii) all applicable state or federal securities laws, and (iv) all other applicable laws and collective bargaining agreements. All available governmental authorizations for the Employee Benefit Plans have been obtained, including, but not limited to, timely determination letters on the qualification of the ERISA Plans and tax exemption of related trusts, as applicable under the Code, and all such authorization continue in full force and effect. No event has occurred which will or could give rise to disqualification of any such plan or loss of intended tax consequences under the Code or to any tax under Section 511 of the Code.

                  (d) No oral or written representation or communication with respect to any aspect of the Employee Benefit Plans has been made to employees of the Company which is not in accordance with the written terms and provisions of such plans. There are no unresolved claims or disputes under the terms of, or in connection with, the Employee Benefit Plans other than claims for benefits which are payable in the ordinary course and no litigation has been commenced with respect to any Employee Benefit Plan.

                  (e) All Employee Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports and summary plan description issued with respect to the Employee Benefit Plans are correct and complete in all material respects and there have been no material changes in the information set forth therein.

                  (f) There has been no (i) "reportable event" (as defined in Section 4043 of ERISA), or event described in Section 4062(e) or Section 4063 of ERISA, or (ii) termination or partial termination, withdrawal or partial withdrawal with respect to any of the ERISA Plans which the Company maintains or contributes to or has maintained or contributed to. The Company has incurred no liability under Title IV of ERISA as a result of its membership in a "controlled group" as defined in ERISA ss. 401(b)(14).

                  (g) For any ERISA Plan which is an employee pension benefit plan as defined in ERISA ss. 3(2), the fair market value of such Plan's assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all present or former participants in such Plan. For this purpose the assumptions prescribed by the Pension Benefit Guaranty Corporation for valuing plan assets or liabilities upon plan termination shall be applied and the term "benefits" shall include the value of all benefits, rights and features protected under Code ss. 411(d)(6) or its successors and any ancillary benefits (including disability, shutdown, early retirement and welfare benefits) provided under any such employee pension benefit plan.

                  (h) The Company has not, and does not, maintain an Employee Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA or Code Section 4980B or their successors. The Company does not have any liability for retiree health and life benefits under any Employee Benefit Plan.

                  (i) The consummation of the transactions contemplated by this Agreement will not (1) entitle any current or former employee of the Company to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Company, or (2) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee.

                  (j) For purposes hereof, "Employee Benefit Plan" shall mean collectively, each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, any medical, vision, dental or other health plan, any life insurance plan, or any other employee benefit plan or fringe benefit plan, currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by the Company or any affiliate of the Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate. The term "Employee Benefit Plan" shall include without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding or arrangement providing compensation or other benefits to any current or former officer or employee of the Company, or any dependent or beneficiary thereof, maintained by the Company or under which the Company has any obligation or liability, whether or not they are or are intended to be (i) covered or qualified under the Code, ERISA or any other applicable law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, or (v) generally available to any or all employees (or former employees) of the Company (or their beneficiaries or dependents), including, without limitation, all incentive, bonus, deferred compensation, flexible spending accounts, cafeteria plans, vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.

                  (k) Section 5.17 of the Disclosure Schedule sets forth a list of all salaried or management employees of the Company and all officers and directors of the Company and the rate and nature of all compensation (including wages, salaries, bonuses and benefits) which has been paid or will be payable by the Company to any such person. Except as set forth in Section 5.17 of the Disclosure Schedule, the Company is not a party to any written employment or consulting agreement.

         Section 5.18 ENVIRONMENTAL. Except as set forth in Section 5.18 of the Disclosure Schedule:

                  (a) There are no "Environmental Claims" (as defined below) pending or threatened with respect to (i) the ownership, use, condition or operation of the Company's business, or any asset or property currently held by the Company or any asset or property formerly held for use or sale by the Company or any of its predecessors, or (ii) any violation or alleged violation of any Environmental Law (as defined below) related to environmental matters. There are no existing violations of (i) any Environmental Law, or (ii) any Order related to environmental matters, with respect to ownership, use, condition or operation of the Company's business, any asset or property currently held by the Company or any asset or property formerly held for use or sale by the Company or any of its predecessors. Neither the Company nor any of its predecessors nor anyone known to the Company has used any assets or property or premises of the Company or any of its predecessors or any part thereof for the handling, treatment, storage or disposal of any Hazardous Substances.

                  (b) No release, discharge, spillage or disposal of any Hazardous Substances has occurred or is occurring at any asset or property of the Company or any of its predecessors or any part thereof while or before such assets or property or premises were owned, leased, operated or managed, directly or indirectly, by the Company.

                  (c) No soil or water in, under or adjacent to any assets or property or premises of the Company or assets or property formerly held for use or sale by the Company or any of its predecessors has been contaminated by any Hazardous Substance while or before such assets or property or premises were owned, leased, operated or managed, directly or indirectly, by the Company or any of its predecessors.

                  (d) All waste containing any Hazardous Substances generated, used, handled, stored, treated or disposed of (directly or indirectly) by the Company or any of its predecessors has been released or disposed of in compliance with all applicable reporting requirements under any Environmental Laws and the Company is not aware of any Environmental Claim with respect to any such release or disposal.

                  (e) All underground tanks and other underground storage facilities presently or previously located at any real property owned, leased, operated or managed by the Company or any of its predecessors or any such tanks or facilities located at any real property while such real property was owned, leased, operated or managed by the Company or any of its predecessors are listed, together with the capacity and contents (former and current) of each such tank or facility, in Section 5.18 of the Disclosure Schedule. None of such underground tanks or facilities is leaking or, to the knowledge of the Company, has ever leaked.

                  (f) The Company and each of its predecessors has complied in all material respects with all applicable reporting requirements under all Environmental Laws concerning the disposal or release of Hazardous Substances and neither the Company nor any of its predecessors made any such reports concerning any real property or concerning the operations or activities of the Company or any of its predecessors.

                  (g) No building or other improvement or any real property owned, leased, operated or managed by the Company contains any friable asbestos-containing materials.

                  (h) For purposes hereof, the following definitions shall apply:

                      "Environmental Laws" shall mean all laws, rules and regulations relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                      "Environmental Claim" shall mean any action, suit, proceeding, investigation, claim, demand or assertion relating to violation of any Environmental Law or Order or any release, threatened release, clean-up or remediation of any environmental condition or Hazardous Substance.

                      "Order" shall mean any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state or local court, arbitrator, mediator, tribunal, administrative agency or governmental authority to which any person is a party or that is or may be binding on any person or its securities, assets or business.

                      "Hazardous Substance" shall mean (1) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental Laws) and
(2) any chemicals, pollutants, contaminants, petroleum, petroleum products or oil.

         Section 5.19 TITLE TO PROPERTIES; ABSENCES OF LIENS; CONDITION OF ASSETS. The Company has good title to all of its assets and properties reflected in its books and records as being owned, free and clear of all pledges, leases, licenses, equities, security interests, easements, covenants, restrictions, claims, liens, encumbrances, or defects ("Liens") other than those Liens and exceptions described in Section 5.19 of the Disclosure Schedule ("Permitted Liens"). The assets owned or used by the Company are in good and usable condition, ordinary wear and tear excepted, and have been maintained, in all material respects, in accordance with normal business and maintenance practices.

         Section 5.20 REAL PROPERTY. Section 5.20 of the Disclosure Schedule contains a list and description of all real estate owned or leased by the Company. The buildings and improvements owned by the Company do not encroach in any material respects on any property not owned by the Company and, to the Company's knowledge, no buildings or improvements not owned by the Company encroach on real property owned by the Company. The Company has made available to ConAgra true and correct copies of all leases referred to in Section 5.20 of the Disclosure Schedule. The Company is not in material default under any such lease. The Company has not received any notification that there is any violation of any building, zoning or other law, ordinance or regulation in respect of such buildings, structures and other improvements.

         Section 5.21 LEASED TANGIBLE PERSONAL PROPERTY. Section 5.21 of the Disclosure Schedule lists all tangible personal property leases to which the Company is a party and that involve annual rental payments in excess of Five Thousand Dollars ($5,000) individually or Twenty Thousand Dollars ($20,000) in the aggregate. The Company is not in material default under such leases.

         Section 5.22 ACCOUNTS, NOTES AND OTHER RECEIVABLES. The accounts, notes and other receivables of the Company (collectively, the "Receivables") arose out of bona fide transactions in the ordinary course and in a manner materially consistent with past credit practices and the reserves established with respect thereto have been established in accordance with generally accepted accounting principles, consistently applied and are adequate.

         Section 5.23 INVENTORIES. The inventories of the Company consist of items suitable and merchantable for filling orders in the ordinary course of business and at normal prices. Such inventories have been manufactured, mixed, packaged and labeled in accordance with applicable governmental laws and regulations. The items of packaging supplies, office, warehouse, processing, operating and storage supplies, spare parts, fuel, tools, maintenance equipment and similar property of the Company are, in all material respects, suitable for use in the ordinary course of business.

         Section 5.24 TRANSACTIONS WITH MANAGEMENT. Except as disclosed in
Section 5.24 of the Disclosure Schedule, no director, officer or, to the knowledge of the Company, employee or shareholder of the Company directly or indirectly (i) owns any shares of stock or other securities (other than ownership of publicly traded securities) of, or has any other direct or indirect interest in, any person, firm, corporation or entity which has a material business relationship (as creditor, lessor, lessee, supplier, dealer, distributor, franchisee, customer or otherwise) with the Company, (ii) owns, or has any other direct or indirect interest in, any invention, process, know-how, formula, trade secret, patent, trademark, trade name, service mark, service name, copyright or other right, property or asset which is used in or which may be required in the ownership or operation by the Company of its properties and assets, or to otherwise carry on and conduct its businesses and affairs, or
(iii) has any material business relationship (other than as an employee) with the Company.

         Section 5.25 RELATIONSHIP WITH SUPPLIERS AND CUSTOMERS. To the knowledge of the Company, the relationship of the Company with its material suppliers and customers is satisfactory and the Company has not received notice of any intention to terminate or modify any such relationships.

         Section 5.26 LABOR RELATIONS. Except as set forth in Section 5.26 of the Disclosure Schedule, the Company is not a party to any collective bargaining agreement. There are no material controversies pending, or to the knowledge of the Company threatened, between the Company and any of its employees. The Company has not been and is not engaged in any unfair labor practice. There are no unfair labor practices or age, sex, religion or national origin discrimination complaints pending or, to the knowledge of the Company, threatened against the Company before any federal, state or local board, department, commission or agency, nor to the knowledge of the Company, does any basis exist therefor. There are no existing or, to the knowledge of the Company, threatened labor strikes or material disputes, grievances, controversies or other material labor troubles affecting the Company.

         Section 5.27 COMPLIANCE WITH AGREEMENTS. The Company is not in material default under any contract, agreement, lease, indenture, loan agreement or other instrument or agreement to which it is a party or by which the Company or any of its assets is bound, and to the knowledge of the Company, no other party is in material default under any such agreements. All such contracts, agreements, leases, indentures and loan agreements are valid, binding and enforceable in accordance with their respective terms for the period stated therein.

         Section 5.28 BORROWINGS AND GUARANTEES. Except as and to the extent reflected in Section 5.28 of the Disclosure Schedule, there are no notes, mortgages, indentures or other obligations or agreements or other instruments for or relating to any lending or borrowing (including assumed debt) by the Company or to which the Company is a party or to which its properties or assets are subject. Except as disclosed in Section 5.28 of the Disclosure Schedule, no indebtedness exists between the Company and any employee, officer, director or shareholder of the Company.

         Section 5.29 DISCLOSURE AND RELIANCE. None of the information, documents, certificates or instruments furnished or to be furnished by the Company or any of its representatives to ConAgra or any of its representatives in connection with this Agreement or otherwise in connection with the transactions contemplated thereby are false or misleading in any material respect or contain any misstatement of fact or omit to state any facts required to be stated to make the statements therein not misleading in any material respect.

         Section 5.30 BROKERS. Other than as disclosed in Section 5.30 of the Disclosure Schedule, no broker, finder or financial advisor retained by the Company is entitled to any brokerage, finder's or other fee or commission from the Company in connection with the transactions contemplated by this Agreement.


                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF CONAGRA

         ConAgra represents and warrants to the Company as follows:

         Section 6.1 ORGANIZATION AND GOOD STANDING. ConAgra is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to carry on its business as it is now being conducted.

         Section 6.2 CORPORATE AUTHORITY. ConAgra has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ConAgra and the consummation by ConAgra of the transactions contemplated hereby have been duly authorized by all necessary corporation action, and no other corporate action on the part of ConAgra is necessary to authorize the execution and delivery by ConAgra of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by ConAgra and constitutes a valid and binding agreement of ConAgra and is enforceable against ConAgra in accordance with its terms.

         Section 6.3 NON-CONTRAVENTION. The execution and delivery by ConAgra of this Agreement do not, and the consummation by ConAgra of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any contract binding upon ConAgra, or result in the creation of any Lien upon any of the properties or assets of ConAgra, (ii) conflict with or result in any violation of any provision of the Certificate of Incorporation or By-Laws or other equivalent organizational document, in each case as amended, of ConAgra, or (iii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ConAgra or any of its respective properties or assets.

         Section 6.4 GOVERNMENT APPROVALS; REQUIRED CONSENTS. No filing or registration with, or authorization, consent or approval of, any governmental entity is required by or with respect to ConAgra in connection with the execution and delivery of this Agreement by ConAgra or necessary for the consummation of the transactions contemplated hereby.

         Section 6.5. BROKER. No broker, finder or financial advisor retained by ConAgra is entitled to any brokerage, finder's or other fee or commission from ConAgra in connection with the transactions contemplated by this Agreement.


                                   ARTICLE VII

                     CONDUCT OF BUSINESS PENDING THE CLOSING

         Section 7.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE CLOSING. Prior to the Closing Date, unless ConAgra shall otherwise agree in writing, the Company shall conduct its business only in the ordinary and usual course consistent with past practice, and the Company shall use its reasonable best efforts to preserve intact the present business organization, keep available the services of its present officers and key employees, and preserve their existing business relationships. Without limiting the generality of the foregoing, unless ConAgra shall otherwise agree in writing, prior to the Closing Date the Company shall not:

                  (a) (i) amend its Articles of Organization, as amended, By-Laws or other organizational documents, (ii) split, combine or reclassify any shares of its outstanding capital stock, or (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property;

                  (b) authorize for issuance, issue (except upon the exercise of outstanding Stock Options or Warrants) or sell or agree to issue or sell any shares of, or rights to acquire or convert into any shares of, its capital stock (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise);

                  (c) (i) merge, combine or consolidate with another entity,
(ii) acquire or purchase an equity interest in or the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary course of business and consistent with past practice or otherwise enter into any material contract, commitment or transaction outside the ordinary course of business and consistent with past practice or (iii) sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its assets outside the ordinary course of business and consistent with past practice;

                  (d) (i) incur, assume or prepay any indebtedness, obligations or liabilities other than in each case in the ordinary course of business and consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

                  (e) pay, satisfy, discharge or settle any material claim, liabilities or obligations (absolute, accrued, contingent or otherwise), other than in the ordinary course of business and consistent with past practice or pursuant to mandatory terms of any Company Contract in effect on the date hereof;

                  (f) authorize or make capital expenditures in excess of $10,000 individually, or in excess of $20,000 in the aggregate;

                  (g) permit any insurance policy naming the Company as a beneficiary or a loss payee to be cancelled or terminated;

                  (h) (i) adopt, enter into, terminate or amend any employee plan, agreement, contract, arrangement or other Company Plan, for the current or future benefit or welfare of any director, officer or employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee; or (iii) take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other Company Plan;

                  (i) make any change in its accounting or tax policies or procedures; or

                  (j) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.


                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

         Section 8.1 ACCESS AND INFORMATION. The Company shall (and shall cause its officers, directors, employees, auditors and agents to) afford to ConAgra and ConAgra's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access during normal business hours throughout the period prior to the Closing Date to all of its books and records and its properties, plants and personnel and, during such period, shall furnish promptly to the other party a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws. If this Agreement is terminated for any reason, ConAgra shall, upon written request from the Company, return to the Company all such reports and other documents which are in its possession.

         Section 8.2 NO SOLICITATION. Prior to the Closing Date, the Company agrees that it shall not, and it shall cause its directors, officers, employees, agents or representatives not to, directly or indirectly, (i) solicit or initiate (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company of the Company or the acquisition of all or any significant part of the assets or capital stock of the Company (an "Acquisition Transaction") or (ii) negotiate, explore or otherwise engage in discussions with any person (other than ConAgra and its representatives) with respect to any Acquisition Transaction, or which may reasonably be expected to lead to a proposal for an Acquisition Transaction or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would require it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement. Provided that the Company may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a financially capable third party, (i) furnish or disclose non-public information to such third party and (ii) negotiate, explore or otherwise communicate with such third party, in each case only if the Board of Directors of the Company determines in good faith by a majority vote, after consultation with its legal and financial advisors, and after receipt of the written opinion of outside legal counsel of such party that failing to take such action would constitute a breach of the fiduciary duties of such Board of Directors, that taking such action is reasonably likely to lead to an Acquisition Transaction that is more favorable to the stockholders of the Company than the transaction which is the subject matter of this Agreement and that failing to take such action would constitute a breach of such Board of Directors' fiduciary duties. The Company shall immediately advise ConAgra of the receipt of any inquiries or proposals relating to such Acquisition Transaction. If, prior to the termination of this Agreement, an Acquisition Transaction is proposed, or the Company takes any of the actions described in subparts (i) or
(ii) above, and if this Agreement is terminated (other than as a result of a breach hereof by ConAgra), the Company shall, within three (3) business days following such termination, pay to ConAgra $120,000 by wire transfer of immediately available funds to an account designated by ConAgra.

         Section 8.3 PROXY STATEMENTS; STOCKHOLDER APPROVAL.

                  (a) The Company, acting through its Board of Directors, shall, subject to and in accordance with applicable law, its Articles of Organization and its By-Laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date hereof a meeting of the holders of Company Common Stock for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby (the

"Company Stockholder Meeting"), and, (i) recommend approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company and include in the Proxy Statement such recommendation and (ii) take all reasonable action to solicit and obtain such approval.

                  (b) The Company, as promptly as practicable, shall cause the definitive Proxy Statement to be mailed to its stockholders as soon as practicable following the date hereof.

         Section 8.4 PUBLIC ANNOUNCEMENTS. ConAgra and the Company shall consult with each other before issuing any press releases or making any public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and without the other's consent (which shall not unreasonably be withheld).

         Section 8.5 EXPENSES. Each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.


                                   ARTICLE IX

                    CONDITIONS TO CONSUMMATION OF THE CLOSING

         Section 9.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE CLOSING. The respective obligations of each party to consummate the transactions contemplated herein shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

                  (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the Company's shareholders in accordance with applicable law.

                  (b) Governmental Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the transactions contemplated hereby illegal or would have a material adverse effect on the Company or would materially impair the operations of the Company, shall have been obtained, shall have been made or shall have occurred.

                  (c) No Injunction. No Governmental Entity or court having jurisdiction over the Company or ConAgra shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Stock Voting Agreement illegal or otherwise prohibiting consummation of the transactions contemplated herein.

         Section 9.2 CONDITIONS TO OBLIGATION OF CONAGRA TO EFFECT THE CLOSING. The obligation of ConAgra to consummate the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions, unless waived in writing by ConAgra:

                  (a) Representations and Warranties. The representations and warranties of the Company that are qualified with reference to materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made at and as of the Closing Date, and ConAgra shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ConAgra shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

                  (c) Material Adverse Change. Since the date of this Agreement, except for the continuation of operating losses experienced by the Company, there shall have been no event or occurrence which has had, or would reasonably be expected to have, a Material Adverse Effect, and ConAgra shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

                  (d) Litigation. There shall not have been instituted or be pending, or threatened, any suit, action or proceeding against ConAgra or the Company by any person, entity or Governmental Entity as a result of this Agreement or any of the transactions contemplated hereby.

                  (e) Lien Terminations. The Company shall have terminated of record the following UCC financing statements, each of which is further described on Section 5.19 of the Disclosure Schedule, including all amendments, assignments and continuations thereof:

                      (i)   File No. 93-15, 149, City of Chelsea, Massachusetts;

                      (ii)  File No. 94-15, 267, City of Chelsea, Massachusetts;

                      (iii) File No. 166136, Massachusetts Secretary of State;

                      (iv)  File No. 207310, Massachusetts Secretary of State;

                      (v)   File No. 943405, Massachusetts Secretary of State;
                            and

                      (vi)  File No. 948415, Massachusetts Secretary of State.

         Section 9.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions, unless waived in writing by the Company:

                  (a) Representations and Warranties. The representations and warranties of ConAgra that are qualified with reference to materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, and the Company shall have received a certificate signed on behalf of ConAgra by an authorized officer of ConAgra to such effect.

                  (b) Performance of Obligations of ConAgra. ConAgra shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of ConAgra by an authorized officer of ConAgra to such effect.


                                    ARTICLE X

                                   TERMINATION

         Section 10.1 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date, whether before or after approval by the stockholders of the
Company:

                  (a) by mutual written consent of ConAgra and the Company;

                  (b) by either ConAgra or the Company, if (i) the transactions contemplated herein shall not have been consummated on or before April 1, 1998 or (ii) the stockholders of the Company do not approve this Agreement by the requisite vote at a meeting duly convened therefor or any adjournment thereof (unless, in the case of any such termination pursuant to this Section 10.1(b), the failure of such event to occur shall have been caused by the action or failure to act of the party seeking to terminate this Agreement, which action or failure to act constitutes a breach of such party's obligations under this Agreement);

                  (c) by either ConAgra or the Company, if any permanent injunction, order, decree or ruling by any governmental entity or court of competent jurisdiction preventing the consummation of the transactions contemplated herein shall have become final and nonappealable.

                  (d) by ConAgra, if (i) there has been a material breach of any of the representations or warranties, covenants or agreements of the Company set forth in this

Agreement, or (ii) the Board of Directors of the Company fails to recommend the approval of this Agreement to the Company's stockholders in accordance with
Section 8.5(a) hereof.

                  (e) by the Company, if there has been a material breach of any of the representations, warranties, covenants or agreements of ConAgra set forth herein.

         Section 10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to this Article X, the transaction contemplated by this Agreement shall be deemed abandoned and this Agreement shall forthwith become void, except that Section 8.2 and Section 10.2 shall survive any termination of this Agreement; provided, however, that nothing in this Agreement shall relieve any party from liability for any breach of this Agreement.



                                   ARTICLE XI

                                 INDEMNIFICATION

         Section 11.1 INDEMNIFICATION OF CONAGRA BY THE COMPANY. The Company shall, and hereby agrees to, indemnify and hold ConAgra harmless against and in respect to:

                  (a) All debts, liabilities and obligations of the Company of any nature, whether accrued, absolute, contingent, or known or unknown on the date hereof, existing or arising on or resulting from events which occurred or failed to occur on or before the date hereof, to the extent not specifically assumed by ConAgra hereunder.

                  (b) Any liability, loss, claim, damage or deficiency resulting directly or indirectly from any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of the Company under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to ConAgra.

                  (c) All other actions, suits, proceedings, demands, assessments, adjustments, costs and expenses incident to the foregoing, including, without limitation, attorneys' fees and other out-of-pocket expenses.

         Section 11.2 NOTICE OF CLAIMS. ConAgra agrees to give the Company notice of any and all claims asserted against ConAgra for which indemnification is or may be sought under this Section 11. Such notice shall be given within a reasonable time after receipt of written notice of such claim by ConAgra. Failure to give such notice shall not abrogate or diminish the Company's obligation under this Section 11 if the Company has or receives knowledge of the existence of any such claim by any other means or if such failure does not prejudice the Company's ability to defend such claim.

         Section 11.3 DEFENSE OF CLAIM. In any litigation, administrative proceeding, negotiation or arbitration pertaining to any claim for which indemnification is sought under this Section 11, the Company shall have the right to select legal counsel to represent ConAgra and to otherwise control such litigation, proceedings, negotiations and arbitration. If the Company elects to control such litigation, proceeding, negotiation or arbitration, ConAgra shall at all times have the right to fully participate in the defense at its own expense. If the Company shall, within a reasonable time after notice, fail to defend, ConAgra shall have the right, but not the obligation, to undertake the defense of and to compromise or settle the claim or other matter on behalf, for the account, and at the risk of the Company. If the claim is one that cannot by its nature be defended solely by the Company (including, without limitation, any federal or state tax proceeding) then ConAgra shall make available all information and assistance as the Company may reasonably request, at the Company's expense.


                                   ARTICLE XII

                               GENERAL PROVISIONS

         Section 12.1 AMENDMENT AND MODIFICATION. At any time prior to the Closing, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of ConAgra and the Company with respect to any of the terms contained herein; provided, however, that after any approval and adoption of this Agreement by the stockholders of the Company, no such amendment, modification or supplementation shall be made which under applicable law requires the approval of such stockholders, without the further approval of such stockholders.

         Section 12.2 WAIVER. At any time prior to the Closing, ConAgra, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party.

         Section 12.3 SURVIVABILITY; INVESTIGATIONS. The respective representations and warranties of ConAgra, on the one hand, and the Company, on the other hand, contained herein or in any certificates or other documents delivered prior to or as of the Closing (i) shall not be deemed waived or otherwise affected by any investigation made by any party hereto and (ii) shall survive beyond the Closing. The covenants and agreements of the parties hereto shall survive the Closing, without limitation (except for those which, by their terms, contemplate a shorter survival period).

         Section 12.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

         IF TO CONAGRA:              ConAgra, Inc.
                                     One ConAgra Drive
                                     Omaha, NE 68102
                                     Attn:  Senior Vice President-Controller
                                     Fax No.: (402) 595-4611

         WITH A COPY TO:             McGrath, North, Mullin & Kratz, P.C.
                                     One Central Park Plaza
                                     Suite 1400
                                     222 South 15th Street
                                     Omaha, NE 68102
                                     Attn:  Roger W. Wells
                                     Fax No.:  (402) 341-0216

         IF TO THE COMPANY, TO:      Original Italian Pasta Products Co., Inc.
                                     36 Auburn Street
                                     Chelsea, MA 02150
                                     Attn:  Paul Stevens, President
                                     Fax No.: (617) 884-2563

         WITH A COPY TO:             Gadsby & Hannah LLP
                                     225 Franklin Street
                                     Boston, MA 02110
                                     Attn:    Walter D. Wekstein
                                              Steven M. Shishko
                                     Fax No.: (617) 345-7050

         Section 12.5 DESCRIPTIVE HEADINGS; INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to Sections, Exhibits or Articles mean a Section, Exhibit or Article of this Agreement unless otherwise indicated. References to this Agreement shall be deemed to include the Exhibits hereto and the Company Disclosure Schedule, unless the context otherwise requires. The term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a Governmental Entity or an unincorporated organization.

         Section 12.6 ENTIRE AGREEMENT. This Agreement (including the Exhibits and the Company Disclosure Schedule) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof.

         Section 12.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the provisions thereof relating to conflicts of law.

         Section 12.8 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Commonwealth of Massachusetts or in Massachusetts state court, this being in addition to any other remedy to which they are entitled at law or in equity.

         Section 12.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

         Section 12.10 ASSIGNMENT; THIRD-PARTY BENEFICIARIES. This Agreement and the rights, interests and obligations hereunder shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign or otherwise transfer its rights, interests or obligations hereunder without the prior written consent of the other parties hereto. Nothing in this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         IN WITNESS WHEREFORE, ConAgra and the Company have caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized, all as of the date first above written.

                                                     ORIGINAL ITALIAN PASTA
                                                     PRODUCTS CO., INC.


                                                     By:  /s/ Paul K. Stevens
                                                         ----------------------

                                                     CONAGRA, INC.


                                                     By: /s/ David R. Siemens
                                                         ----------------------

                         LIST OF EXHIBITS AND SCHEDULES



Exhibit A - Stock Voting Agreement

Exhibit 1.7 - Leases and Contracts

Exhibit 2.5 - Allocation of Purchase Price

Exhibit 4(i) - Paul Stevens Employment Agreement

Exhibit 4(ii) - Mary Connolly - Isberg Employment Agreement

Disclosure Schedule